SCHEDULE 14A

                             SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]
   Check the appropriate box:
   [ ]  Preliminary Proxy Statement
   [x]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12
                             American Annuity Group, Inc.
                 (Name of Registrant as Specified In Its Charter)
                          American Annuity Group, Inc.
                    (Name of Person(s) Filing Proxy Statement)
   Payment of Filing Fee (Check the appropriate box):
   [X]  $125  per  Exchange  Act  Rules  0-11(c)(1)(ii), 14a-6(i)(1),  or  14a-
        6(j)(2).
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   [ ]  Fee  computed on table below per  Exchange Act Rules 14a-6(i)(4) and 0-
        11.
        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ftnt. 1

        4)   Proposed maximum aggregate value of transaction:

   1. Set forth the amount on which the filing fee is calculated and state how it was determined.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                           AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio  45202



                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            To Be Held on May 23, 1996



   To Our Stockholders:



        You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. on Thursday, May 23, 1996.

        The purposes of the meeting are:

        1.   To elect eight directors; and

        2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on March 25, 1996 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

   You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.




                                           Carl H. Lindner
                                           Chairman of the Board

   Dated:  March 25, 1996


                                 PROXY STATEMENT

                           AMERICAN ANNUITY GROUP, INC.

                          ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 23, 1996



                                   INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Thursday, May 23, 1996, and any adjournment thereof (the "Annual Meeting"). The Company will pay the cost of soliciting proxies.

        The  approximate  mailing  date  of   this  Proxy  Statement  and   the
   accompanying proxy form is March 31, 1996.

   Outstanding Voting Securities of AAG

        Holders of record of the common stock, $1.00 par value per share, of AAG (the "Common Stock") at the close of business on March 25, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 43,074,038 shares of Common Stock were issued and outstanding.

        Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

   Principal Stockholders

        As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Group, Inc. and its subsidiaries (collectively "AFG"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 35,059,995 shares, or approximately 81.4% of the shares outstanding as of the Record Date.

        Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively the "Lindner Family"), the beneficial owners of approximately 44% of AFG's voting stock, share with AFG voting and dispositive power with respect to the shares of AAG Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of AAG.

   Action to be Taken at the Meeting

        All shares represented by a properly executed and unrevoked proxy will be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted for the nine nominees for director named herein.

        Management knows of no other matter to be presented at the Annual Meeting upon which a vote may be taken, but it is intended that as to any such other matter the proxy holders will vote in accordance with their judgment as to the best interest of AAG. Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, it is intended that the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

   Nominees for Director

        Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

        The number of directors to be elected at the Annual Meeting is eight. The eight directors so elected will, upon such election, constitute the entire Board of Directors.

        In accordance with AAG's Certificate of Incorporation ("Certificate"), the only candidates eligible for election at the Annual Meeting are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate.

        The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, A. LEON FERGENSON, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN and RONALD F. WALKER. See "MANAGEMENT" for a description of the background, securities holdings, remuneration and other information relating to the nominees. The eight nominees receiving the highest numbers of votes will be elected as directors.

        THE  BOARD  OF  DIRECTORS RECOMMENDS  THAT  STOCKHOLDERS  VOTE FOR  THE
   ELECTION OF THE EIGHT NOMINEES LISTED ABOVE.   THE COMPANY HAS BEEN INFORMED
   THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.


                                    MANAGEMENT

        The directors and executive officers of AAG are:


                                                                   Director or
   Name                    Age*           Position               Officer Since

   Carl H. Lindner          76            Chairman of the Board       1987
                                          and Chief Executive
                                           Officer

   S. Craig Lindner         40            Director and President      1993

   Robert A. Adams          50            Director, Executive         1992
                                           Vice President and
                                           Chief Operating
                                           Officer

   A. Leon Fergenson        83            Director                    1987

   Ronald G. Joseph         59            Director                    1994

   John T. Lawrence III     44            Director                    1994

   William R. Martin        66            Director                    1994

   Ronald F. Walker         57            Director                    1987

   John B. Berding          33            Senior Vice President,      1993
                                           President

   William J. Maney         46            Senior Vice President,      1993
                                           Treasurer and Chief
                                           Financial Officer

   Mark F. Muething         36            Senior Vice President,      1993
                                           General Counsel and
                                           Secretary

   Jeffrey S. Tate          39            Senior Vice President       1993

   Christopher P. Miliano   37            Vice President and          1993
                                           Controller

   * As of March 1, 1996


        Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company, and Chairman of the Board of the following public companies: American Financial Enterprises, Inc. ("AFEI"), a company whose assets consists primarily of investments in AAG, AFG and Citicasters; Chiquita Brands International, Inc. ("Chiquita"), a leading international marketer, processor and producer of quality fresh and processed food products; and Citicasters Inc. ("Citicasters"), a company engaged in the ownership and operation of television and radio stations. AFG owns a substantial beneficial interest (over 20%) in all of these companies. He also serves as a director of American Financial Corporation ("AFC") and American Premier Underwriters, Inc. ("APZ"), both of which are wholly-owned subsidiaries of AFG. Carl H. Lindner is the father of S. Craig Lindner.

        S. Craig Lindner was elected President and a director of AAG in March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including AAG. He is also a director of AFG, AFC, APZ, Chiquita, and Citicasters.

        Robert A. Adams was elected a director of AAG in October 1993. Mr. Adams was elected Executive Vice President and Chief Operating Officer of the Company in December 1992. For more than five years prior to election as an officer of the Company, he was Senior Vice President and a director of Great American Insurance Company ("GAI"), a wholly-owned subsidiary of AFG engaged in the property and casualty insurance business. He also served as Treasurer of GAI until October 1991.

        A. Leon Fergenson has been a director of AAG since 1987. During the past five years, Mr. Fergenson has been a private investor and a director of various corporations. He is also a director of Sequa Corporation and several mutual funds managed by Neuberger & Berman, Inc.

        Ronald G. Joseph was elected a director of AAG in March 1994. During the past five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

        John T. Lawrence III was elected a director of AAG in March 1994. Mr. Lawrence has been a Senior Vice President with Paine Webber Incorporated (formerly Kidder Peabody & Co.), a national investment banking firm, since January 1993. Prior thereto for more than five years he was a Senior Vice President with Prudential Securities Inc.

        William R. Martin was elected a director of AAG in March 1994. Although currently retired, during the past five years Mr. Martin was President of both Tominy, Inc. and M.B. Computing, Inc., which are each privately held software development companies. Mr. Martin is also a director of AFG, AFC and APZ.

        Ronald F. Walker has been a director of AAG since 1987. He currently serves as Vice Chairman of GAI. Until April 1995 and for more than five years prior thereto, Mr. Walker had been President and Chief Operating Officer and a director of AFC. He was President and Chief Operating Officer of APZ from March 1987 to February 1992, and a director of APZ from May 1982 to February 1992. In addition, he served as President and Chief Executive Officer and a director of General Cable from July 1, 1992 to June 1994. Mr. Walker is also a director of AFG, AFEI, Chiquita and Tejas Gas Corporation, a corporation engaged in the production and distribution of natural gas.

        John B. Berding was elected Senior Vice President - Investments of AAG in March 1993. During the past five years, he has been an investment analyst with AMM, and since February 1992, a Vice President of that company.

        William J. Maney was elected Senior Vice President, Treasurer and Chief
   Financial  Officer of AAG in  February  1993.   Prior thereto  for more than
   five years he was Vice President - Accounting of GAI.

        Mark F. Muething was elected Senior Vice President, General Counsel and Secretary of AAG in October 1993. Prior thereto, he was a partner (from October 1991 to October 1993) and an associate (from August 1984 to October
   1991) with Keating, Muething & Klekamp, a Cincinnati law firm.

        Jeffrey S. Tate was elected Senior Vice President of AAG in February 1993. Prior thereto, he served as Vice President (from May 1990 to December
   1992) and Assistant Vice President (from February 1988 to May 1990) of GAI.

        Christopher P. Miliano was elected Vice President and Controller of AAG in February 1995. Prior thereto, he served as an Assistant Vice President of AAG (since June 1993) and as a Director of Accounting and Corporate Reporting of AFC (from October 1989 to June 1993).

        In December 1993, Citicasters completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Although not a director or officer of Citicasters during 1993, Carl H. Lindner had been Chairman of the Board and Chief Executive Officer of Citicasters prior to 1993 and was again elected Chairman of the Board of Citicasters in January 1994.

   Holdings of Management

        Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 1996, is shown in the following table:

                                            Amount and Nature of
                                                 Beneficial            Percent
   Name                                        Ownership(a)(d)        of Class

   Robert A. Adams                                 31,848                  *
   A. Leon Fergenson                                3,423                  *
   Ronald G. Joseph                                15,450                  *
   John T. Lawrence III                             2,244                  *
   Carl H. Lindner                             35,059,995 (b)            81.4%
   S. Craig Lindner                            35,101,303 (b)(c)         81.5
   William R. Martin                                --                     --
   Ronald F. Walker                                16,501                  *
   John B. Berding                                  8,192                  *
   William J. Maney                                 1,426                  *
   Mark F. Muething                                 5,743                  *
   Jeffrey S. Tate                                  3,258                  *
   Christopher P. Miliano                           2,918                  *
   All Directors and
   Executive Officers as
   a Group (13 persons)                        35,192,306                81.7%

   * Less than 1%

   (a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names.

   (b) Messrs. Carl H. and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder and Mr. S. Craig Lindner is a director, officer and principal shareholder.

   (c) Includes 16,100 shares held by his spouse as custodian for their minor children or as trustee and 8,000 shares which are held in a trust for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

   (d) Messrs. Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Walker, Berding, Tate and Miliano also beneficially own 16,000, 4,000, 6,793,701, 4,803,585, 6,000, 44,524, 7,034, 200 and 10 shares, respectively, of common stock of AFG. Mr. Martin also beneficially owns 38,508 shares of AFC preferred stock.


   Committees and Meetings of the Board of Directors

     AAG's Board of Directors held five meetings in 1995.

     Audit Committee.  The Audit Committee consists of  three members:  William
   R. Martin (Chairman), A. Leon Fergenson and John T. Lawrence III, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held three meetings in 1995.


     Executive  Committee.  The Executive Committee  consists of three members:
   S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as amending the By-laws of AAG, filling vacancies in the Board of Directors, declaring a dividend, electing or removing the Company's principal officers, adopting or approving a plan of merger, consolidation or sale of a substantial portion of the Company's assets, dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1995 but did take action in writing on one occasion.

     Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald F. Walker Chairman) and Ronald G. Joseph, neither of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsi-bilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Organization and Policy Committee held one meeting in 1995.


   Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual fee of $20,000 for Board membership and an annual fee of $5,000 for serving as Chairman of a Board Committee. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $750 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

     Pursuant to the 1994 Directors Stock Appreciation Rights Plan, each non-employee director was granted 10,000 stock appreciation rights on March 2, 1994 at an exercise price of $9.62. On each March 1 thereafter, each non-employee director will receive 1,000 stock appreciation rights. The exercise price of the stock appreciation rights is equal to the average market price of AAG Common Stock for the ten trading days preceding the grant date.

   Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1995 paid to those persons who were, at December 31, 1995, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of AAG.


                            SUMMARY COMPENSATION TABLE

                                                         Long-Term
                             Annual Compensation        Compensation
                                              Other
   Name and                                   Annual     Securities   All Other
   Principal                                  Compen-    Underlying   Compen-
   Position           Year  Salary     Bonus  sation(e)  Options/SARs sation(f)


   Carl H. Lindner    1995 $101,923      --    $ 3,956         --         --
    Chairman of the   1994 $101,923      --        --          --         --
    Board and Chief   1993 $100,000      --        --          --         --
    Executive
    Officer (a)

   S. Craig Lindner   1995 $318,000 $414,000   $ 1,915         --         --
    President (b)     1994 $296,157 $422,400       --     175,000         --
                      1993 $193,282 $304,808   $    53    125,000         --

   Robert A. Adams    1995 $479,039 $448,500   $34,527     75,000     $30,000
    Executive Vice    1994 $454,808 $450,000   $30,394    175,000     $30,000
    President and     1993 $425,000 $428,123   $ 4,160    125,000     $30,000
    Chief Operating
    Officer

   William J. Maney   1995 $176,327 $115,000   $11,769     20,000     $17,480
    Senior Vice       1994 $166,252 $120,000   $ 1,602     20,000     $17,175
    President,        1993 $125,202 $122,981   $ 4,464     35,000     $14,150
    Treasurer and
    Chief Financial
    Officer (c)

   Jeffrey S. Tate    1995 $171,231 $115,000   $ 4,720     20,000     $17,174
    Senior Vice       1994 $159,233 $108,000   $ 3,154     20,000     $16,034
    President (d)     1993 $113,085 $ 98,693   $ 1,937     35,000     $13,030

   (a)    In  his capacity  as Chief Executive  Officer of AAG,  Mr. Lindner is
          paid  a  base  annual salary  of  $100,000.    Mr.  Lindner  did  not
          participate in any other compensation plans of AAG.

   (b)    S. Craig Lindner was elected President of AAG on March 26, 1993.

   (c) Mr. Maney was elected Senior Vice President, Treasurer and Chief Financial Officer of AAG effective on February 15, 1993.

   (d) Mr. Tate was elected Senior Vice President of AAG effective on February 15, 1993.

   (e) The amounts listed under "Other Annual Compensation" for 1995 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Adams - $7,776 and $5,118, Mr.
          Maney -  $9,550 and  $1,028, and  Mr. Tate  - $2,289  and $376.   The
          amount for 1995 and 1994 for Mr. Adams also includes an auto allowance of $14,400. The amount for Mr. Lindner reflects premiums paid for group life coverage in excess of $50,000.

   (f) Amounts listed under "All Other Compensation" for each of the named persons for 1995 and 1994 reflect amounts contributed to the AAG ESORP and AAG Auxiliary ESORP. For 1993, the amounts reflect contributions by AAG to the AFC ESORP.


     Stock Appreciation Rights ("SAR") grants for the year ended December 31, 1995 for the Executive Officers named in the Summary Compensation Table are as follows:

                                SAR GRANTS IN 1995

                                                Potential Realizable Value at
                                          Assumed Annual Rates of Stock Price
                     Individual Grants            Appreciation for SAR Term(a)

                     % of Total
                        SARs
                     Granted to
                     Employees  Exercise
              SARs   in Fiscal  or Base  Expiration
   Name     Granted    Year     Price(b)    Date(c)   0%    5%        10%

   Carl H.     --       --         --         --      --      --        --
   Linder

   S. Craig  75,000    21.0%    $9.28    2/14/2005    0       --        --
   Linder(d)

   Robert A. 75,000    21.0%    $9.28    2/14/2005    0   $541,500  $1,274,600
   Adams

   William   20,000     5.6%    $9.28    2/14/2005    0   $144,400  $  339,900
   J. Maney

   Jeffrey   20,000     5.6%    $9.28    2/14/2005    0   $144,400  $  339,900
   S. Tate

   (a) The Potential Realizable Value is calculated based on a market price for the AAG Common Stock on February 14, 1995, the date of grant of the SARs, of $10.13 per share.

   (b) The closing price for AAG Common Stock on February 14, 1995, the date of grant of the SARs, was $10.13 per share.

   (c) For each of the named individuals, 20% of the SARs became exercisable on February 14, 1996 and 20% become exercisable on each anniversary of the date of grant thereafter.

   (d) In May, 1995, Mr. Lindner agreed to cancel these SARs in connection with the exercise of his vested SARs.


   SARs exercised during the year ended December 31, 1995 from the Executive Officers named in the Summary Compensation Table are as follows:


                         AGGREGATED SAR EXERCISES IN 1995
                       AND SAR VALUES AT DECEMBER 31, 1995

                                    Number of Securities   Value of Unexercised
                                   Underlying Unexercised  In-the-Money SARs at
                                  SARs at Fiscal Year End  Fiscal Year End (a)

                       SARs       Value      Exercisable/     Exercisable/
   Name              Exercised   Realized    Unexercisable    Unexercisable

   Carl H. Lindner       --           --         --               --

   S. Craig Lindner    85,000     $52,675        --               --

   Robert A. Adams          0           0    85,000/290,000   $233,300/$762,200

   William J. Maney         0           0    18,000/57,000     $51,500/$155,500

   Jeffrey S. Tate          0           0    18,000/57,000     $51,500/$155,500

   (a) The Value of Unexercised In-the-Money SARs at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1995 of $12.00 per share.

   Organization and Policy Committee Report

     The Organization and Policy Committee of AAG's Board of Directors consists of two directors, neither of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. Until March 1994, the Committee's authority extended to the compensation of AAG's principal officers and every other officer whose annual base salary exceeded $125,000. AAG's cash compensation for executive officers in 1995 was comprised principally of annual base salaries and payments pursuant to the 1995 Corporate Bonus Plan. The grant of stock appreciation rights to executive officers provided long-term incentive based compensation. In determining compensation for executive officers, the Committee does not make comparisons with other companies.


     Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

     1995 Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner, was eligible to participate in the 1995 Corporate Bonus Plan (the "Bonus Plan"). The Bonus Plan compensates participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organization and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established financial and operational goals for the Company, with the financial goals accounting for 75% of the bonus potential and the operational goals accounting for the other 25%. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1995 are amounts awarded to participating executive officers in December 1995. In most cases, bonuses were paid at the rate of 115% of the target bonus amounts and were based on assessments of the achievement of the financial and operational goals established by the Committee. The principal factor in evaluating the Company's operational goals was significant progress in the areas of service and market expansion.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered the fact Mr. Lindner would not be working full-time on AAG related matters as a result of his numerous management responsibilities with AFG and its affiliates. In establishing Mr. Lindner's salary, the Committee gave consideration to the Company's long-term performance. During 1995, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG.

     Stock Appreciation Rights.  SARs represent  a performance-based portion of the Company's compensation system. The Committee believes that the Company's stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of SARs. SARs are granted at exercise prices equal to the average of the market price for AAG Common Stock for the ten trading days preceding the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162. Provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is
   "performance based" and the related compensation is approved by stockholders. It was not considered by the Committee in determining 1995 compensation.

                Members of the Organization and Policy Committee:

                           Ronald F. Walker (Chairman)
                                 Ronald G. Joseph


     Organization and Policy Committee Interlocks and Insider Participation. The members of the Organization and Policy Committee are Ronald F. Walker (Chairman) and Ronald G. Joseph, neither of whom was during 1995 or prior
   years an  officer or employee  of AAG or  any of  its subsidiaries.   Until
   April, 1995 Mr. Walker was President and Chief Operating Officer of AFC which owned all of the outstanding capital stock of GALIC prior to the acquisition of GALIC by AAG on December 31, 1992. As a result of transactions relating to AAG's acquisition of GALIC, AFG beneficially owns 81.4% of the outstanding shares of AAG Common Stock. See "Certain Transac-tions" for additional information concerning relationships between AAG and AFG and their respective subsidiaries.

     In addition, Carl H. Lindner, Chairman of the Board and Chief Executive Officer of AAG, is Chairman of the Board and Chief Executive Officer of AFG. The Compensation Committee of AFG's Board of Directors sets the compensation which Mr. Walker receives from AFG.

     Performance Graphs. The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Life Insurance Industry Index ("S&P Life") from the end of 1990 to the end of 1995. The graph assumes $100 invested on December 31, 1990 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of dividends.

   (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                   DECEMBER 31

                                            1990 1991  1992 1993  1994 1995
   American Annuity Group, Inc.              100  173   157  253   245  308
   S&P LIFE                                  100  144   193  196   162  233
   S&P 500                                   100  130   140  155   157  215


   Certain Transactions

     GALIC, a wholly-owned subsidiary of the Company, and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to GALIC with respect to GALIC's investments in accordance with guidelines approved by AAG's directors who are not affiliated with AFG. GALIC pays AMM an annual fee of .10% of total invested assets, provided that such fee shall not exceed the actual cost to AMM of providing such services, and GALIC reimburses AMM for certain expenses. Payments made by GALIC to AMM for 1995 totalled $4.7 million. In connection with the purchase of GALIC by AAG, GAI agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. In fulfillment of its commitment, on December 28, 1995, GAI agreed to purchase up to $57 million of newly issued shares of Series B Preferred Stock of AAG. On this same date, GAI purchased $17 million of this Preferred Stock. The balance of the Preferred Stock will be purchased prior to December 31, 1997. In addition, AMM agreed that, if necessary, beginning in 1996 it will retroactively reduce its investment management fee in order to neutralize the income effect of the adoption of this actuarial guideline and the issuance of the Preferred Stock.

     AAG, GALIC and certain of their subsidiaries are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. In accordance with terms of AAG's indentures, AAG receives GALIC's tax allocation payments for the benefit of AAG's deductions arising from current operations. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.

     During 1995, the companies included in the AFC consolidated tax group incurred income tax expense of $28.6 million, which amount is recorded as a liability to AFC on AAG's year end balance sheet. AAG paid AFC $15.6 million in tax allocation payments in 1995.

     GAI leases office space in a building owned by GALIC in Cincinnati, Ohio under a lease which expires in March 2009. GALIC recorded rent of approximately $1 million from GAI in 1995. In 1995, AAG made payments of $0.9 million to Chiquita for the sublease of certain office space and other facilities in Cincinnati, Ohio.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from APZ obligate the Company to reimburse APZ for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The Company paid approximately $600,000 to APZ with respect to this liability during 1995.

     In connection with the GALIC purchase, GALIC's costs for state guarantee funds are set at $1 million per year for a five-year period with respect to insurance companies in receivership, rehabilitation, liquidation or similar situation at December 31, 1992. For any year from 1993 through 1997 in which GALIC pays more than $1 million to the various states, GAI will reimburse GALIC for the excess assessments. For any year in which GALIC pays less than $1 million, AAG will pay GAI the difference between $1 million and the assessed amounts. GALIC paid $2.2 million in assessments in 1995 and, accordingly, has recorded a receivable from GAI at December 31, 1995 of $1.2 million.

   Proxies

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.


     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the address indicated above or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

   Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposal 1. In the event a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The eight nominees receiving the highest number of votes will be elected as directors.

     Abstentions and broker non-votes will have no effect on the election of directors.

   Independent Auditors

     The accounting firm of Ernst & Young served as the Company's independent auditors for the fiscal year ended December 31, 1995. Ernst & Young also serves as independent auditors for AFG and many of its subsidiaries. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFG and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

   Nominations and Stockholder Proposals for 1997 Annual Meeting

     The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of AAG at its principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director".

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by AAG not later than December 1, 1996 in order to be considered for inclusion in AAG's proxy statement for that meeting. Any such proposal should be communicated in writing to the Secretary of AAG at the address indicated above.

   Annual Report and Form 10-K Report

     An annual report for the year ended December 31, 1995, containing financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.

     THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 1995 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P. O. BOX 120, CINCINNATI, OHIO 45201-0120.

   Cincinnati, Ohio
   March 25, 1996


                                                                        ANNEX 1
                           AMERICAN ANNUITY GROUP, INC.
                             Proxy for Annual Meeting


   Registration Name and Address




   The undersigned hereby appoints William J. Maney and Mark F. Muething and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on May 23, 1996 at 10:00 a.m., Eastern Time, and any adjournment of such meeting.

   The  Board  of  Directors  recommends  a  vote  FOR each  of  the  following
   Proposals:

   1.          Election of Directors

               / /  FOR AUTHORITY to elect the     / /  WITHHOLD AUTHORITY to
                 nominees listed below (except       vote for every nominee
                 those whose names have been         listed below
                 crossed out)

               Robert A. Adams     John T. Lawrence     William R. Martin
               A. Leon Fergenson   Carl H. Lindner      Alfred W. Martinelli
               Ronald G. Joseph    S. Craig Lindner     Ronald F. Walker


   DATE: ___________________, 1996     SIGNATURE:
                                       ________________________________________

                                       SIGNATURE:
                                       ________________________________________
                                       (if  held  jointly) Important:    Please
                                       sign  exactly  as  name  appears  hereon
                                       indicating,   where   proper,   official
                                       position or representative capacity. In case of joint holders, all should sign.

   This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR each Proposal. To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.